Media Contact:	Owen Davis
508-253-8468
owen.davis@staples.com

Investor Contact:	Laurel Lefebvre
508-253-4080
laurel.lefebvre@staples.com

Staples, Inc. Announces New Roles in Senior Management Team

Basil Anderson, Vice Chairman, Retires; John Mahoney Promoted to Vice
Chairman and Chief Financial Officer;
Michael Miles Promoted to President and Chief Operating Officer

FRAMINGHAM, Mass., Jan. 31, 2006 — Staples, Inc. (Nasdaq: SPLS) today announced new roles in its senior management team. Basil Anderson, who has served as Staples vice chairman since 2001, will retire March 1 and continue as a member of Staples’ board of directors. John Mahoney has been promoted to Staples vice chairman and chief financial officer and Michael Miles has been promoted to Staples president and chief operating officer. Mahoney and Miles report to Ronald Sargent, Staples chairman and chief executive officer.

“The entire company thanks Basil for his tremendous contributions that helped drive Staples to market leadership over the past several years,” said Sargent. “At the same time, we congratulate John and Mike as they assume additional responsibilities while we pursue long-term growth. Our senior management team, with its talent and expertise, will continue to differentiate our brand, drive the industry’s best execution and advance our market leadership.”

Anderson, who has served on Staples’ board of directors since 1997, was instrumental in the company’s strategic planning, business development and financial initiatives. “Basil led strategic initiatives that set foundations for our long-term growth,” Sargent continued. “Through his leadership, Staples has focused on asset productivity along with profitable sales growth. Basil played a central role in driving our expansion throughout Europe and establishing our Staples European Catalog business. We look forward to his continuing involvement as a member of our board of directors and wish him all the best in retirement.”

As Vice Chairman and Chief Financial Officer, Mahoney assumes new responsibilities for global strategic planning and business development in addition to his responsibilities for finance, information systems and strategy. Mahoney joined Staples in 1996 as executive vice president and chief financial officer.

“John has a proven track record of setting strategic direction for all of Staples’ businesses and generating superior financial returns,” said Sargent. “During the past 10 years, he has not only driven excellence in our finance and information systems organizations but has also played key roles in our supply chain improvement and global expansion initiatives.”

As President and Chief Operating Officer, Miles assumes new responsibilities for Staples Canadian business in addition  to his responsibilities for U.S. stores, North American Delivery, merchandising, marketing, real estate, supply chain and new retail channel development. Miles joined Staples in 2003 as chief operating officer.

“Mike’s leadership and terrific management are driving strong results across our company,” said Sargent. “We’re building a world-class brand in office products and successfully entering new markets with our retail and delivery businesses.”

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world’s largest office products company. With 65,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2004 sales of $14.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 21 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates approximately 1,716 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

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